Bunge Reports Fourth Quarter and Full-Year 2022 Results
St. Louis, MO - February 8, 2023 - Bunge Limited (NYSE: BG) today reported fourth quarter and full-year 2022 results.
•Full-year GAAP EPS of $10.51 vs. $13.64 in the prior year; $13.91 vs. $12.93 on an adjusted basis excluding certain gains and charges and mark-to-market timing differences
•Q4 GAAP EPS of $2.21 vs. $1.52 in the prior year; $3.24 vs. $3.49 on an adjusted basis excluding certain gains and charges and mark-to-market timing differences
•Strong close to the year with full-year 2022 results exceeding last year's record performance
•Agribusiness in line with last year's strong results
•Higher Refined and Specialty Oils results reflected strength in all regions
•Market environment expected to continue to be favorable in 2023

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our team delivered another strong quarter, capping off an exceptional 2022 for Bunge. Our global platform, approach, and focused execution demonstrated the adaptability of our business, allowing us to successfully navigate a dynamic market. Over the course of the year, we made progress on executing our strategy to strengthen and expand our core business while positioning us to benefit over the long term from the growing demand for food, feed and renewable fuel.

“Looking ahead to 2023, we expect the favorable market environment we experienced last year to continue. With our critical position at the center of the global agribusiness supply chain, we remain well positioned to capitalize on the upside opportunities ahead of us as we continue to help our customers at both ends of the value chain manage risk and find solutions to their essential needs.”

➢	Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2022	2021	2022	2021
Net income attributable to Bunge	$336	$231	$1,610	$2,078
Net income per common share-diluted	$2.21	$1.52	$10.51	$13.64

Mark-to-market timing differences (a)	$0.56	$0.90	$1.61	$0.08
Certain (gains) & charges (b)	0.47	1.07	1.79	(0.79)
Adjusted Net income per common share-diluted (c)	$3.24	$3.49	$13.91	$12.93

Core Segment EBIT (c) (d)	$664	$418	$2,623	$2,882
Mark-to-market timing differences (a)	121	143	314	(8)
Certain (gains) & charges (b)	19	205	175	(123)
Adjusted Core Segment EBIT (c)	$804	$766	$3,112	$2,751

Corporate and Other EBIT (c)	$(159)	$(106)	$(397)	$(333)
Certain (gains) & charges (b)	53	—	35	—
Adjusted Corporate and Other EBIT (c)	$(106)	$(106)	$(362)	$(333)

Non-core Segment EBIT (c) (e)	$42	$20	$105	$112
Certain (gains) & charges (b)	—	—	—	—
Adjusted Non-core Segment EBIT (c)	$42	$20	$105	$112

Total Segment EBIT (c)	$547	$332	$2,331	$2,661
Mark-to-market timing differences (a)	121	143	314	(8)
Total Certain (gains) & charges (b)	72	205	210	(123)
Adjusted Total Segment EBIT (c)	$740	$680	$2,855	$2,530

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial Information section of this release for details.
(b)Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(e)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its 50/50 joint venture with BP p.l.c.

➢	Fourth Quarter and Full-Year 2022 Results
Core Segments
Agribusiness

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Volumes (in thousand metric tons)	18,310	21,129	77,492	83,957

Net Sales	$11,981	$12,324	$47,700	$43,636

Gross Profit	$478	$616	$2,290	$2,503

Selling, general and administrative expense	$(157)	$(119)	$(532)	$(432)

Foreign exchange gains (losses)	$121	$(23)	$2	$(24)

EBIT attributable to noncontrolling interests	$(31)	$(22)	$(45)	$(28)

Other income (expense) - net	$4	$(12)	$(67)	$215

Income (loss) from affiliates	$26	$12	$67	$56

Segment EBIT	$441	$452	$1,715	$2,290
Mark-to-market timing differences	132	143	299	(1)
Certain (gains) & charges	19	—	120	(158)
Adjusted Segment EBIT	$592	$595	$2,134	$2,131

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$19	$—	$108	$(119)
Certain (gains) & charges, Earnings Per Share	$0.12	$—	$0.70	$(0.78)

Processing (2)

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Processing EBIT	$219	$261	$1,126	$1,625
Mark-to-market timing differences	223	183	355	(118)
Certain (gains) & charges	19	—	92	(73)
Adjusted Processing EBIT	$461	$444	$1,573	$1,434

Higher results in the quarter were primarily driven by North America, which benefited from the combination of large crops and strong meal and oil demand. Partially offsetting this strong performance were lower results in Europe, which were negatively impacted by higher energy costs and lower volumes, and in South America due to tight bean supplies.

Merchandising (2)

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Merchandising EBIT	222	$191	$589	$665
Mark-to-market timing differences	(91)	(40)	(56)	117
Certain (gains) & charges	—	—	28	(85)
Adjusted Merchandising EBIT	$131	$151	$561	$697
Higher results in global grains were more than offset by lower results in global oils marketing, which had a particularly strong prior year.

Refined & Specialty Oils

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Volumes (in thousand metric tons)	2,260	2,353	9,201	9,155

Net Sales	$4,127	$3,760	$16,850	$13,332

Gross Profit	$339	$208	$1,158	$856

Selling, general and administrative expense	$(95)	$(96)	$(357)	$(355)

Foreign exchange gains (losses)	$—	$(2)	$(14)	$(1)

EBIT attributable to noncontrolling interests	$(5)	$12	$(12)	$(73)

Other income (expense) - net	$(12)	$3	$(29)	$239

Segment EBIT	$227	$125	$746	$666
Mark-to-market timing differences	(5)	(6)	10	3
Certain (gains) & charges	—	35	55	(135)
Adjusted Segment EBIT	$222	$154	$811	$534

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$35	$55	$(130)
Certain (gains) & charges, Earnings Per Share	$—	$0.23	$0.36	$(0.85)

Refined & Specialty Oils Summary

Higher results reflected strong food and renewable fuel demand with notable improvements in Europe, Asia and South America.

Milling

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Volumes (in thousand metric tons)	794	1,158	4,331	4,509

Net Sales	$477	$517	$2,388	$1,909

Gross Profit	$18	$(134)	$260	$27

Selling, general and administrative expense	$(24)	$(23)	$(102)	$(96)

Foreign exchange gains (losses)	$2	$—	$4	$(2)

Income (loss) from affiliates	$1	$(2)	$—	$(2)

Segment EBIT	$(4)	$(159)	$162	$(74)
Mark-to-market timing differences	(6)	6	5	(10)
Certain (gains) & charges	—	170	—	170
Adjusted Segment EBIT	$(10)	$17	$167	$86

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$129	$—	$129
Certain (gains) & charges, Earnings Per Share	$—	$0.84	$—	$0.84

Milling Summary

The loss in the quarter was primarily driven by low origination volume and high supply chain costs reflecting the small Argentine wheat crop that negatively impacted our local merchandising operations. Results in the prior year benefited from contributions from our Mexican wheat mills which we sold in the third quarter of 2022.

Corporate and Other

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Gross Profit	$(20)	$(4)	$(35)	$(29)

Selling, general and administrative expense	$(114)	$(100)	$(377)	$(350)

Foreign exchange gains (losses)	$14	$(2)	$(5)	$(11)

EBIT attributable to noncontrolling interests	$2	$1	$(9)	$3

Other income (expense) - net	$13	$(1)	$84	$54

Income (loss) from affiliates	$(54)	$—	$(55)	$—

Segment EBIT	$(159)	$(106)	$(397)	$(333)
Certain (gains) & charges	53	—	35	—
Adjusted Segment EBIT	$(106)	$(106)	$(362)	$(333)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$53	$—	$112	$—
Certain (gains) & charges, Earnings Per Share	$0.35	$—	$0.73	$—

Corporate

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Corporate EBIT	$(104)	$(110)	$(366)	$(381)
Certain (gains) & charges	—	—	(18)	—
Adjusted Corporate EBIT	$(104)	$(110)	$(384)	$(381)
Other

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Other EBIT	$(55)	$4	$(31)	$48
Certain (gains) & charges	53	—	53	—
Adjusted Other EBIT	$(2)	$4	$22	$48

Corporate and Other Summary

The decrease in Corporate expenses in the quarter was primarily related to the timing of performance-based compensation accruals. The decrease in Other was primarily related to our captive insurance program and lower results in Bunge Ventures.

Non-core Segments

Sugar & Bioenergy

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net Sales	$64	$80	$259	$270

Gross Profit	$3	$3	$9	$6

Selling, general and administrative expense	$—	$—	$(1)	$(1)

Foreign exchange gains (losses)	$2	$—	$2	$—

Other income (expense) - net	$—	$—	$2	$1

Income (loss) from affiliates	$37	$17	$93	$106

Segment EBIT	$42	$20	$105	$112
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$42	$20	$105	$112

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—	$—	$—

Sugar & Bioenergy Summary

Improved results in the quarter were primarily driven by higher sugar prices which more than offset lower ethanol margins.

Cash Flow

	Year Ended
	Dec 31, 2022	Dec 31, 2021
Cash used for operating activities	$(5,549)	$(2,894)
Net Proceeds from beneficial interest in securitized trade receivables	6,824	5,057
Cash provided by (used for) operating activities, adjusted	$1,275	$2,163
Cash used for operations during the year was $5,549 million compared to cash used of $2,894 million in the same period last year. Adjusted for the proceeds from beneficial interest in securitized trade receivables, cash provided by operating activities was $1,275 million compared with cash provided by operating activities of $2,163 million in the prior year. The lower cash provided by operating activities was driven by lower reported net income as well as an increase in cash used to fund working capital as a result of higher commodity prices in the current year. Funds from operations (FFO) adjusted for notable items and mark-to-market timing differences was $2,357 million compared to $1,958 million in the prior year (4).

Income Taxes
For the three and twelve months ended December 31, 2022, income tax expense was $131 million and $388 million, respectively, compared to $64 million and $398 million for the prior year periods. The increase in income tax expense for the quarter was primarily due to higher pre-tax income and earnings mix. The decrease in income tax expense for the full year was primarily due to lower pre-tax income, partially offset by earnings mix. Adjusting for notable items and mark-to-market timing differences, the full year adjusted effective income tax rate was 17.0% compared to 15.7% for the prior year(5) primarily due to earnings mix.

➢	Outlook(6)
Taking into account the current margin environment and forward curves, we expect full-year 2023 adjusted EPS of at least $11 per share.

In Agribusiness, full-year results are forecasted to be down from last year as slightly higher results in Processing are more than offset by lower results in Merchandising. While we are not forecasting the same magnitude of margin enhancing opportunities that we captured during 2022, we do see potential upside to our outlook if strong demand and tight global commodity supplies continue throughout the year.

In Refined and Specialty Oils, full-year results are expected to be modestly down from the record prior year.

In Milling, full-year results are expected to be down from last year and in line with historical performance.

In Corporate and Other, results are expected to be in line with last year.

In Non-Core, full-year results in the sugar and bioenergy joint venture are expected to be in line with last year.

Additionally, the Company expects the following for 2023: an adjusted annual effective tax rate in the range of 20% to 24%; net interest expense in the range of $380 to $410 million; capital expenditures in the range of $800 million to $1 billion; and depreciation and amortization of approximately $415 million.

➢	Conference Call and Webcast Details
Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, February 8, 2023 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events and presentations” in the “Investors” section of the Company’s website. Select “Q4 2022 Bunge Limited Earnings Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A replay of the call will be available later in the day on February 8, 2023, continuing through March 8, 2023. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 8444555. A replay will also be available in "Past events" at "Events and presentations" in the "Investors" section of the Company's website.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward-Looking Statements
This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on Bunge resulting from the continuation and/or escalation of the war and sanctions against Russia; industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs; competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional economic, agricultural, financial and commodities market, political, social and health conditions; the ongoing impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; the impact of government policies and regulations; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies and environmental, tax and biofuels regulation; the impact of seasonality; our capital allocation plans, funding needs and financing sources; changes in foreign exchange policy or rates; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; the impact of our dependence on third parties; operational risks, including industrial accidents, natural disasters and cybersecurity incidents; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended December 31, 2022 and 2021.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Quarter Ended December 31,	2022	2021	2022	2021	2022	2021

Core Segments:	$(19)	$(164)	$(0.12)	$(1.07)	$(19)	$(205)
Agribusiness	$(19)	$—	$(0.12)	$—	$(19)	$—
Impairment on sale of a business	(19)	—	(0.12)	—	(19)	—

Refined and Specialty Oils	$—	$(35)	$—	$(0.23)	$—	$(35)
Fixed asset impairment	—	(35)	—	(0.23)	—	(35)

Milling	$—	$(129)	$—	$(0.84)	$—	$(170)
Impairment on sale of a business	—	(129)	—	(0.84)	—	(170)

Corporate and Other:	$(53)	$—	$(0.35)	$—	$(53)	$—
Impairment of equity investments	(53)	—	(0.35)	—	(53)	—

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(72)	$(164)	$(0.47)	$(1.07)	$(72)	$(205)
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the quarter ended December 31, 2022 included $19 million of impairment charges related to the sale of our Russian oilseed processing business, recorded in Cost of goods sold.
Refined and Specialty Oils
EBIT for the quarter ended December 31, 2021 included a $35 million fixed asset impairment charge, at Bunge’s then-70% share, related to an oils facility in China, recorded in Cost of goods sold.
Milling
EBIT for the quarter ended December 31, 2021 included $170 million of impairment charges on classification of our Mexican wheat milling business as held-for-sale, recorded in Cost of goods sold.
Corporate and Other
EBIT for the quarter ended December 31, 2022 included $53 million of charges related to the impairment of minority investments in two start-up manufacturers of novel protein ingredients, Merit Functional Foods and Australian Plant Proteins, recorded in Income (loss) from affiliates.

Certain gains and (charges), year-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the years ended December 31, 2022 and 2021.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Year Ended December 31,	2022	2021	2022	2021	2022	2021

Core Segments:	$(163)	$120	$(1.06)	$0.79	$(175)	$123
Agribusiness	$(108)	$119	$(0.70)	$0.78	$(120)	$158
Ukraine-Russia War	(68)	—	(0.44)	—	(80)	—
Impairment on sale of a business	(40)	—	(0.26)	—	(40)	—
Gain on sale of a business	—	119	—	0.78	—	158

Refined and Specialty Oils	$(55)	$130	$(0.36)	$0.85	$(55)	$135
Impairment on sale of a business	(55)	—	(0.36)	—	(55)	—
Gain on sale of assets	—	165	—	1.08	—	170
Fixed asset impairment	—	(35)	—	(0.23)	—	(35)

Milling	$—	$(129)	$—	$(0.84)	$—	$(170)
Impairment on sale of a business	—	(129)	—	(0.84)	—	(170)

Corporate and Other:	$(112)	$—	$(0.73)	$—	$(35)	$—
Pension settlement	21	—	0.14	—	29	—
Bond early redemption	(39)	—	(0.25)	—	—	—
Impairment on sale of a business	(11)	—	(0.07)	—	(11)	—
Tax on Mexico wheat milling disposition	(30)	—	(0.20)	—	—	—
Impairment of equity investments	(53)	—	(0.35)	—	(53)	—

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(275)	$120	$(1.79)	$0.79	$(210)	$123
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the year ended December 31, 2022 included $80 million of charges resulting from the Ukraine-Russia war, recorded in Cost of goods sold, primarily related to losses associated with inventories physically located in occupied territories in Ukraine or in difficult to access locations with high costs of recovery.
EBIT for the year ended December 31, 2022 also included $40 million of impairment charges on the classification of our Russian oilseed processing business as held-for-sale, recorded in Cost of goods sold. The $40 million charge included $19 million of incremental impairment charges as a result of an agreed upon indexation of the sales price during the fourth quarter of 2022.
EBIT for the year ended December 31, 2021 included a $158 million gain on sale of a portfolio of interior grain elevators located in the United States (U.S. Grain Disposition), recorded in Other income (expense) - net.
Refined and Specialty Oils
EBIT for the year ended December 31, 2022 included $55 million of impairment charges and employee severance expenses on the classification of our Russian oilseed processing business as held-for-sale, recorded in Cost of goods sold.
EBIT for the year ended December 31, 2021 included $170 million in gains on sales of assets, comprising a $151 million gain on sale of our Rotterdam Oils Refinery, at Bunge’s then-70% share, and a $19 million gain on sale of an oil packaging facility in Mexico, both recorded in Other income (expense) - net.
EBIT for the year ended December 31, 2021 also included a $35 million fixed asset impairment charge, at Bunge’s then-70% share, related to an oils facility in China, recorded in Cost of goods sold.
Milling
EBIT for the year ended December 31, 2021 included $170 million of impairment charges on classification of our Mexican wheat milling business as held-for-sale, recorded in Cost of goods sold.
Corporate and Other
EBIT for the year ended December 31, 2022 included a $29 million gain, at Bunge's then-70% share, related to the settlement of one of the Company’s international defined benefit pension plans, recorded in Other income (expense) - net.
EBIT for the year ended December 31, 2022 also included $11 million of impairment charges on the classification of our Russian oilseed processing business as held-for-sale, recorded in Cost of goods sold.
EBIT for the year ended December 31, 2022 included $53 million of charges related to the impairment of minority investments in two start-up manufacturers of novel protein ingredients, Merit Functional Foods and Australian Plant Proteins, recorded in Income (loss) from affiliates.
Net income for the year ended December 31, 2022 included $39 million of expense (net of $8 million in tax benefits) related to the early redemption of the Company's 4.350% unsecured senior notes due March 15, 2024. In connection with the early redemption, the Company recorded a $47 million pre-tax charge within Interest expense, comprising a $31 million "make-whole" payment and a $16 million loss on the termination and de-designation of related interest rate hedges.
Net income for the year ended December 31, 2022 also included $30 million tax expense on sale of the Mexico wheat milling business.

➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2022	2021	2022	2021
Net sales	$16,660	$16,683	$67,232	$59,152
Cost of goods sold	(15,842)	(15,994)	(63,550)	(55,789)
Gross profit	818	689	3,682	3,363
Selling, general and administrative expenses	(390)	(338)	(1,369)	(1,234)
Foreign exchange gains (losses)	139	(27)	(11)	(38)
Other income (expense) – net	4	(10)	(9)	509
Income (loss) from affiliates	10	27	105	160
EBIT attributable to noncontrolling interest (a) (1)	(34)	(9)	(67)	(99)
Total Segment EBIT	547	332	2,331	2,661
Interest income	21	14	71	48
Interest expense	(97)	(59)	(403)	(243)
Income tax (expense) benefit	(131)	(64)	(388)	(398)
Noncontrolling interest share of interest and tax (a) (1)	(4)	8	(1)	10
Net income (loss) attributable to Bunge (1)	336	231	1,610	2,078
Convertible preference share dividends	—	(9)	—	(34)
Net income (loss) available to Bunge common shareholders	$336	$222	$1,610	$2,044
Add back convertible preference share dividends	—	9	—	34
Net income (loss) available to Bunge common shareholders - diluted	$336	$231	$1,610	$2,078

Net income (loss) per common share diluted attributable to Bunge common shareholders	$2.21	$1.52	$10.51	$13.64
Weighted–average common shares outstanding - diluted	152	152	153	152

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
(US$ in millions)	2022	2021
Assets
Cash and cash equivalents	$1,104	$902
Trade accounts receivable, net	2,829	2,112
Inventories (a)	8,408	8,431
Assets held for sale	36	264
Other current assets	4,381	4,751
Total current assets	16,758	16,460
Property, plant and equipment, net	3,617	3,499
Operating lease assets	1,024	912
Goodwill and other intangible assets, net	830	915
Investments in affiliates	1,012	764
Other non-current assets	1,339	1,269
Total assets	$24,580	$23,819

Liabilities and Equity
Short-term debt	$546	$673
Current portion of long-term debt	846	504
Trade accounts payable	4,386	4,250
Current operating lease obligations	425	350
Liabilities held for sale	18	122
Other current liabilities	3,379	3,425
Total current liabilities	9,600	9,324
Long-term debt	3,259	4,787
Non-current operating lease obligations	547	506
Other non-current liabilities	1,214	996
Total liabilities	14,620	15,613
Redeemable noncontrolling interest	4	381
Total equity	9,956	7,825
Total liabilities, redeemable noncontrolling interest and equity	$24,580	$23,819
(a) Includes readily marketable inventories of $6,654 million and $6,869 million at December 31, 2022 and December 31, 2021, respectively. Assets held for sale includes RMI of $26 million and zero at December 31, 2022 and 2021, respectively. Of the total RMI, $4,789 million and $4,857 million can be attributable to merchandising activities at December 31, 2022 and 2021, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(US$ in millions)	2022	2021
Operating Activities
Net income (loss) (1)	$1,678	$2,167
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(101)	78
Depreciation, depletion and amortization	408	424
Deferred income tax (benefit)	(119)	(272)
Impairment charges	162	226
Gain on sale of investments and property, plant and equipment	(6)	(417)
Other, net	56	(93)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(206)	(530)
Inventories	(269)	(1,301)
Secured advances to suppliers	(14)	(48)
Trade accounts payable and accrued liabilities	67	1,633
Advances on sales	175	32
Net unrealized (gain) loss on derivative contracts	(31)	394
Margin deposits	(242)	252
Marketable securities	325	(82)
Beneficial interest in securitized trade receivables	(6,940)	(5,376)
Other, net	(492)	19
Cash provided by (used for) operating activities	(5,549)	(2,894)
Investing Activities
Payments made for capital expenditures	(555)	(399)
Proceeds from investments	326	171
Payments for investments	(321)	(308)
Settlement of net investment hedges	(135)	(34)
Proceeds from beneficial interest in securitized trade receivables	6,824	5,234
Payments for beneficial interest in securitized trade receivables	—	(177)
Payments for investments in affiliates	(55)	(46)
Proceeds from divestiture of business and disposal of property, plant, & equipment	508	647
Other, net	(93)	25
Cash provided by (used for) investing activities	6,499	5,113
Financing Activities
Net borrowings (repayments) of short-term debt	24	(2,094)
Net proceeds (repayments) of long-term debt	(732)	997
Proceeds from the exercise of options for common shares	92	116
Repurchases of common shares	(200)	(100)
Dividends paid to common and preference shareholders	(349)	(323)
Sale of noncontrolling interest	542	—
Acquisition of redeemable noncontrolling interest and noncontrolling interest	(102)	(147)
Other, net	(44)	(81)
Cash provided by (used for) financing activities	(769)	(1,632)
Effect of exchange rate changes on cash and cash equivalents, restricted cash, and cash held for sale	66	(63)
Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale	247	524
Cash and cash equivalents, restricted cash, and cash held for sale - beginning of period	905	381
Cash and cash equivalents, restricted cash, and cash held for sale - end of period	$1,152	$905

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total Segment EBIT and Adjusted Total Segment EBIT
Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-core reportable segments, and Total reportable segments together with its Corporate and Other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-core reportable segments, together with its Corporate and Other activities.
Adjusted Core Segment EBIT, Adjusted Non-core Segment EBIT, Adjusted Corporate and Other EBIT, and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-core Segment EBIT, and Total Segment EBIT, respectively.
Core Segment EBIT, Non-core Segment EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-core Segment EBIT, and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its reportable segments' operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders
Adjusted Net income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net income (loss) attributable to Bunge, Net income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per common share for 2023. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per common share for 2023, the mostly directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year.

Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions)	2022	2021	2022	2021
Net income (loss) attributable to Bunge	$336	$231	$1,610	$2,078
Interest income	(21)	(14)	(71)	(48)
Interest expense	97	59	403	243
Income tax expense (benefit)	131	64	388	398
Noncontrolling interest share of interest and tax	4	(8)	1	(10)
Total Segment EBIT	$547	$332	$2,331	$2,661

Agribusiness EBIT	$441	$452	$1,715	$2,290
Refined and Specialty Oils EBIT	227	125	746	$666
Milling EBIT	(4)	(159)	162	$(74)
Core Segment EBIT	$664	$418	$2,623	$2,882

Corporate and Other EBIT	$(159)	$(106)	$(397)	$(333)

Sugar & Bioenergy EBIT	$42	$20	$105	$112
Non-core Segment EBIT	$42	$20	$105	$112

Total Segment EBIT	$547	$332	$2,331	$2,661
Mark-to-market timing differences	121	143	314	(8)
Certain (gains) & charges	72	205	210	(123)
Adjusted Total Segment EBIT	$740	$680	$2,855	$2,530
Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income (loss) per common share:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2022	2021	2022	2021
Net income (loss) attributable to Bunge	$336	$231	$1,610	$2,078
Adjustment for Mark-to-market timing differences	86	138	246	12
Adjusted for certain (gains) and charges:
Ukraine-Russia war	—	—	68	—
Pension settlement	—	—	(21)	—
Bond early redemption	—	—	39	—
Impairment on sale of a business	19	129	106	129
Impairment of equity investments	53	—	53	—
Fixed asset impairment	—	35	—	35
Tax on Mexico wheat milling disposition	—	—	30	—
Gain on sale of assets	—	—	—	(165)
Gain on sale of a business	—	—	—	(119)
Adjusted Net income (loss) attributable to Bunge	$494	$533	$2,131	$1,970
Weighted-average common shares outstanding - diluted, adjusted (a)	152	152	153	152
Adjusted Net income (loss) per common share - diluted	$3.24	$3.49	$13.91	$12.93
(a) There were no anti-dilutive stock options or contingently issuable restricted stock units included in the weighted-average number of common shares outstanding for the quarters ended December 31, 2022 and 2021. Zero and 1 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the years ended December 31, 2022 and 2021, respectively.

Adjusted Funds From Operations
Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge management believes presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale, or any other measure of consolidated cash flow under U.S. GAAP.
Adjusted Effective Income Tax Rate
Adjusted effective income tax rate is calculated by adding or deducting from effective income tax rate the income tax effect of the non-GAAP adjustments made to Net income (loss) attributable to Bunge used to calculate Adjusted net income (loss) available to common shareholders; see “Net income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders” above. These non-GAAP adjustments are presented on a pre-tax basis. Adjusted effective income tax rate is a non-GAAP financial measure and is not intended to replace effective income tax rate, the most directly comparable U.S. GAAP financial measure. Bunge's management believes that presenting the Adjusted effective income tax rate allows investors to consider the effective income tax rate associated with Bunge’s core operations. We have also presented projected Adjusted effective income tax rate for 2023. This information is provided without reconciliation to projected effective income tax rate for 2023, the most directly comparable U.S. GAAP measure, due to the inability to quantify the amounts necessary to calculate projected net income per common share, as described above. These amounts could result in significant adjustments from projected effective income tax rate for 2023.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Year Ended December 31,
(US$ in millions)	2022	2021
Net income (loss) attributable to Bunge	$1,610	$2,078
EBIT attributable to noncontrolling interest	67	99
Noncontrolling interest share of interest and tax	1	(10)
Net income (loss)	$1,678	$2,167

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Year Ended December 31,
(US$ in millions)	2022	2021
Cash provided by (used for) operating activities	$(5,549)	$(2,894)
Foreign exchange (loss) gain on net debt	101	(78)
Working capital changes	7,627	5,007
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(68)	(89)
Mark-to-market timing difference, after tax	246	12
Adjusted FFO	$2,357	$1,958
(5)    A reconciliation of the U.S. GAAP effective income tax rate ("ETR") to the Adjusted effective income tax rate is as follows:

	Year Ended December 31,
(US$ in millions)	2022	2021
U.S. GAAP ETR - Net income	18.8%	15.5%
Impact of noncontrolling interest	0.5%	0.2%
U.S. GAAP ETR - Net income attributable to Bunge	19.3%	15.7%
Impact of Mark-to-market timing differences	0.7%	(0.7)%
Impact of Certain gains and (charges)	(3.0)%	0.7%
Adjusted effective income tax rate	17.0%	15.7%
(6)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2023 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.